PRICING SUPPLEMENT No. ELN2157 dated January 30, 2024 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Index Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025
■	Linked to the NASDAQ-100 Index® (the "Index")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
■	If the level of the Index increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the level of the Index from the starting level, subject to a maximum return at maturity of 17.50% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,175.00
■	If the level of the Index decreases but the decrease is not more than the buffer amount of 10%, you will receive the face amount
■	If the level of the Index decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount
■	Investors may lose up to 90% of the face amount
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $968.60 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total	$5,419,000	$125,991.75	$5,293,008.25

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Terms of the Securities

Issuer:	Bank of Montreal (the "Bank").
Market Measure:	NASDAQ-100 Index® (the "Index").
Pricing Date:	January 30, 2024.
Issue Date:	February 2, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•    if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × index return × upside participation rate; and

(ii) the maximum return;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•    if the ending level is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

Stated Maturity Date:	August 4, 2025, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Level:	17,476.71, the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions" in the accompanying product supplement.
Ending Level:	The "ending level" will be the closing level of the Index on the calculation day.
Maximum Return:	The “maximum return” is 17.50% of the face amount per security ($175.00 per security). As a result of the maximum return, the maximum maturity payment amount will be $1,175.00 per security.
Threshold Level:	15,729.039, which is equal to 90% of the starting level.
Buffer Amount:	10%
Upside Participation Rate:	150%.
Index Return:	The "index return" is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level

Calculation Day:	July 30, 2025, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events" in the accompanying product supplement.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06375MQL2

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Estimated Value of the Securities

Our estimated initial value of the securities on the pricing date that is set forth on the cover page of this document, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 150% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum return at maturity of 17.50% of the face amount;

▪	desire to limit downside exposure to the Index through the buffer amount;

▪	are willing to accept the risk that, if the ending level is less than the starting level by more than the buffer amount, they will lose some, and possibly up to 90%, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending level may decrease from the starting level by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the Index;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page of this pricing supplement;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Index;

▪	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Index, please see the section titled "The NASDAQ-100 Index®" below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Index in excess of the buffer amount. The threshold level is 90% of the starting level. As a result, if the ending level is less than the threshold level, you will lose some, and possibly up to 90%, of the face amount per security at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Index. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Index, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Index; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on the securities included in the Index. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Index

The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

An Investment in the Securities Is Subject To Risks Associated With Non-U.S. Securities.

The NASDAQ-100 Index® tracks the value of certain non-U.S. equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising this index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,"—Adjustments to an Index" and "—Discontinuance of an Index" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and our determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under "Terms of the Securities" above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Upside Participation Rate:	150%
Maximum Return:	17.50% or $175.00 per security
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	90.00 (90% of the hypothetical starting level)
Buffer Amount:	10%

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
150% of Index
return, to
maximum return
17.50% maximum
return
10% buffer amount
Index Return at Maturity
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Index Return

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Hypothetical Returns

Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,175.00	17.50%
175.00	75.00%	$1,175.00	17.50%
150.00	50.00%	$1,175.00	17.50%
140.00	40.00%	$1,175.00	17.50%
130.00	30.00%	$1,175.00	17.50%
120.00	20.00%	$1,175.00	17.50%
111.67	11.67%	$1,175.00	17.50%
110.00	10.00%	$1,150.00	15.00%
107.50	7.50%	$1,112.50	11.25%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus the starting level, divided by the starting level).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

The Index
Hypothetical starting level:	100.00
Hypothetical ending level:	110.00
Hypothetical threshold level:	90.00
Hypothetical index return (ending level – starting level)/starting level:	10.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × index return × upside participation rate

$1,000 × 10.00% × 150.00%

= $150.00; and

(ii)        the maximum return of $175.00

On the stated maturity date you would receive $1,150.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

The Index
Hypothetical starting level:	100.00
Hypothetical ending level:	150.00
Hypothetical threshold level:	90.00
Hypothetical index return (ending level – starting level)/starting level:	50.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × index return × upside participation rate

$1,000 × 50.00% × 150.00%

= $750.00; and

(ii)        the maximum return of $175.00

On the stated maturity date you would receive $1,175.00 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending levels that are greater than approximately 111.67% of the starting level (based on the maximum return of 17.50% or $175.00 per security) since your return on the securities for any ending level greater than approximately 111.67% of the starting level will be limited to the maximum return.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Example 3. Maturity payment amount is equal to the face amount:

The Index
Hypothetical starting level:	100.00
Hypothetical ending level:	95.00
Hypothetical threshold level:	90.00
Hypothetical index return (ending level – starting level)/starting level:	-5.00%

Because the hypothetical ending level is less than the hypothetical starting level, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the face amount:

The Index
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	90.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (index return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 10%)]

= $600.00

On the stated maturity date you would receive $600.00 per security.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

The NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index of the 100 largest non-financial companies listed on The Nasdaq Stock Market.

In addition, information about the NASDAQ-100 Index® may be obtained from other sources including, but not limited to, its sponsor’s website (including information regarding the index's sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Nasdaq-100 Index® is accurate or complete.

Historical Information

We obtained the closing levels of the NASDAQ 100 Index® in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2019 to January 30, 2024. The closing level on January 30, 2024 was 17,476.71. The historical performance of the Index should not be taken as an indication of its future performance of the Index during the term of the securities.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

The NASDAQ-100 Index®

The Nasdaq-100 Index® (“NDX”) is a modified market capitalization-weighted index of the 100 largest stocks of both U.S. and non-U.S. non-financial companies listed on The Nasdaq Stock Market. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq, Inc. (“Nasdaq”) publishes the NDX. Current information regarding the market value of the NDX is available from Nasdaq, as well as numerous market information services.

The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.

Index Calculation

At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities, and companies organized as real estate investment trusts, are not included in the NDX, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

in general, the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” as determined under the index rules.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq without regard to the securities.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market capitalization. The top 75 ranked issuers will be selected for inclusion. Any other issuers that were already members of the NDX as of the applicable date are ranked within the top 100 are also selected for inclusion. If fewer than 100 issuers pass these first two criteria, the remaining positions will first be filled, in rank order, by current index members that were in the top 100 at the previous reconstitution but are ranked in positions 101-125 in the current reconstitution. If fewer than 100 issuers pass these first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NDX as of the reference date. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

In addition to the Ranking Review, the securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Index Rebalancing

The NDX is rebalanced on a quarterly basis in March, June, September and December in accordance with Nasdaq’s rules. Rebalance changes become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on specified weighting restrictions if it is determined to be necessary to maintain the integrity of the underlying index.

License Agreement

The securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NDX to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, the Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the securities. Nasdaq has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled "United States Federal Tax Considerations-Tax Consequences to Non-U.S. Holders" in the product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities (for example, upon the Index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due August 4, 2025

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will be executed, authenticated, issued and delivered, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated May 26, 2022.

PRS-21